Exhibit 5.1

June 10, 2011

Identive Group, Inc.

1900-B Carnegie Avenue

Santa Ana, California 92705

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

As legal counsel to Identive Group, Inc., a Delaware Corporation (the “Company”), we have assisted in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission on or about June 10, 2011, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of (i) 2,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Company’s 2011 Employee Stock Purchase Plan (the “ESPP”) and (ii) 8,559,961 shares of Common Stock issuable pursuant to the Company’s 2011 Incentive Compensation Plan (the “2011 Plan,” and together with the ESPP, the “Plans”). The shares of Common Stock issuable pursuant to the Plans are referred to herein as the “Shares.” The facts, as we understand them, are set forth in the Registration Statement.

With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

A. The Certificate of Incorporation of the Company, a Delaware corporation, as filed with the Secretary of State of the State of Delaware on December 13, 1996, as amended and restated to date;

B. The Bylaws as adopted by the Company, a Delaware corporation, as amended and restated to date;

C. Various resolutions of the Board of Directors of the Company authorizing the Plans and the issuance of the Shares of the Company’s Common Stock pursuant to the Plans;

D The Registration Statement; and

E. The Plans.

GREENBERG TRAURIG, LLP • ATTORNEYS AT LAW • WWW.GTLAW.COM

One International Place, 20th Floor • Boston, Massachusetts 02110 • Tel 617.310.6000 • Fax 617.310.6001

Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic, and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, based solely upon our review of items A through E above, it is our opinion that the Shares will be validly issued, fully paid, and nonassessable when issued and sold in accordance with the terms of the Plans.

We do not express any opinion to the laws of any jurisdiction other that the federal securities laws and the substantive laws of the State of Delaware, including judicial interpretations of such laws. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

We hereby expressly consent to any reference to our firm in the Registration Statement, inclusion of this opinion as an exhibit to the Registration Statement, and to the filing of this opinion with any other appropriate governmental agency.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP

GREENBERG TRAURIG, LLP

GREENBERG TRAURIG